Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2015 Equity Incentive Plan and 2016 Employee Stock Purchase Plan of Senseonics Holdings, Inc. of our reports dated March 1, 2022, with respect to the consolidated financial statements of Senseonics Holdings, Inc. and the effectiveness of internal control over financial reporting of Senseonics Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Tysons, Virginia

May 26, 2022